Exhibit 99.1

Tidewater Announces Offering of $650 Million of Senior Notes due 2030

HOUSTON — Tidewater Inc. (NYSE: TDW) (“Tidewater” or “the Company”) today announced that it has commenced a private offering (the “Offering”) of $650 million in aggregate principal amount of unsecured senior notes due 2030 (the “2030 Notes”). The Company expects to use the net proceeds from the Offering, together with cash on hand, (i) to repay in full the Company’s existing senior secured term loan, (ii) to fund the redemption (the “Redemption”) of both the Company’s outstanding 8.50% Senior Secured Bonds due 2026 (the “2026 Bonds”) and its outstanding 10.375% Senior Unsecured Bonds due 2028 (the “2028 Bonds”) and (iii) to pay the premiums, accrued interest, fees and expenses related to the term loan payoff, Redemption and the issuance of the 2030 Notes. The 2030 Notes will be senior unsecured obligations of the Company and will be guaranteed on a senior unsecured basis by certain of the Company’s U.S. subsidiaries.

The 2030 Notes are being offered in the United States only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States only in compliance with Regulation S under the Securities Act. The 2030 Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This news release does not and shall not constitute an offer to sell nor a solicitation of an offer to buy the 2030 Notes, nor shall there be any offer, solicitation or sale of the 2030 Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Offering may be made only by means of an offering memorandum. This news release does not constitute a notice of redemption for the 2026 Bonds or the 2028 Bonds.

About Tidewater

Tidewater owns and operates the largest fleet of offshore support vessels in the industry, with 65 years of experience supporting offshore energy exploration, production and offshore wind activities worldwide.

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, including those relating to the Offering of the 2030 Notes and the expected use of proceeds therefrom. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: the ability to complete the Offering on favorable terms, if at all, and general market conditions that might affect the Offering. Additional risks and uncertainties are detailed in the Company’s most recent filings with the SEC, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Statements in this news release are made as of the date hereof, and the Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contacts

Tidewater Inc.

West Gotcher

Senior Vice President, Strategy, Corporate Development and Investor Relations

+1.713.470.5285